UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC  20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report –July 15, 2014

(Date of earliest event reported)

BEMIS COMPANY, INC.

(Exact name of Registrant as specified in its charter)

Commission File Number 1-5277

Missouri	43-0178130
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

One Neenah Center, 4th Floor, P.O. Box 669, Neenah, Wisconsin  54957-0669

(Address of principal executive offices)

Registrant’s telephone number, including area code: (920) 727-4100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01              Entry into a Material Definitive Agreement.

On July 15, 2014, Bemis Company, Inc. (the “Company”) entered into an amendment (the “Amendment”) to its Third Amended and Restated Long-Term Credit Agreement, dated as of August 12, 2013 (the “Credit Agreement”), among the Company, certain subsidiaries of the Company party thereto (the “Borrowing Subsidiaries”), JPMorgan Chase Bank, N.A., as Administrative Agent, Wells Fargo Bank, National Association, as Syndication Agent, and various financial institutions.  Subject to the satisfaction of certain conditions precedent, the Amendment provides for a $200 million term loan under the Credit Agreement.  The term loan would mature on the eighth (8th) anniversary of the date it is made (if at all).  If the conditions precedent to making the term loan are not satisfied on or prior to August 15, 2014, then the commitment to make the term loan would automatically terminate.  The Amendment does not affect the existing $1.1 billion revolving commitment under the Credit Agreement.

There were no other material changes to the terms or covenants in the Credit Agreement.  A copy of the Amendment is furnished as Exhibit 10 to this report.

Item 9.01              Financial Statements and Exhibits.

(d)                           Exhibits

10                       Amendment No. 1 to Third Amended and Restated Credit Agreement, dated as of July 15, 2014, by and among the Company, the Borrowing Subsidiaries party thereto, JPMorgan Chase Bank, N.A., as administrative Agent and CoBank, ACB.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

BEMIS COMPANY, INC.

By	/s/ Jerry S. Krempa
Jerry S. Krempa, Vice President and Controller

Date: July 18, 2014